Exhibit 4.2

QUESTAR MARKET RESOURCES, INC.

OFFICERS' CERTIFICATE

PURSUANT TO SECTIONS 301 AND 303 OF THE INDENTURE

The undersigned officers of Questar Market Resources, Inc., a Utah corporation (the "Company"), hereby certify on behalf of the Company pursuant to Sections 301 and 303 of the Indenture, dated as of March 1, 2001 (the "Indenture"), between the Company and Wells Fargo Bank, N.A., as successor trustee (the "Trustee"), as follows:

1.

There is hereby established, pursuant to the resolutions of the Board of Directors of the Company adopted on March 7, 2008, together with the resolutions of the Pricing Committee of the Board of Directors of the Company adopted on April 1, 2008 (the "Resolutions"), a series of Securities to be issued under the Indenture, which have the following terms:

a.

The title of the series of Securities shall be 6.80% Notes due 2018 (the "Notes").

b.

The aggregate principal amount of the Notes to be offered and issued under the Indenture shall be $450,000,000.

c.

The Notes shall mature on April 1, 2018, and shall bear interest from the date of original issue at the rate of 6.80% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, to Holders of record at the close of business on the immediately preceding February 15 or August 15, as the case may be, commencing September 1, 2008.

d.

The Notes shall be redeemable at the option of the Company, in whole or in part, at any time or from time to time upon not less than 30 nor more than 60 days' notice at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 months with 30 days each) at the Treasury Rate (as defined in the Note) plus 50 basis points, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the redemption date (provided that interest payments due on or prior to the redemption date will be paid to the record Holders of such Notes on the relevant record date).

e.

Payment of principal of (and premium, if any) and interest on the Notes will be made at the office or agency of the Company in Salt Lake City, Utah or, in the event that certificated Notes are issued or if required by The Depository Trust Company ("DTC"), in New York City, New York, maintained for such purpose, or, at the option of the Company, may be made by check mailed to the address of the person entitled to such payments at the address specified in the Security Register.  All payments shall be made in currency and coins of the United States of America recognized as legal tender at the time of payment for payment of public and private debts.

f.

The Company has no sinking fund or mandatory redemption obligations applicable to the Notes.

g.

The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

h.

If an event of default with respect to the Notes shall occur and be continuing, the principal amount of the Notes may be declared due and payable in the manner and subject to the conditions provided in the Indenture.

i.

There are no deletions from, modifications of or additions to the Events of Default set forth in Section 501 of the Indenture or covenants of the Company set forth in Article Ten of the Indenture pertaining to the Notes, except as set forth below.

j.

The form of the Note is attached as Exhibit A.

k.

The Notes shall be issued in the form of a single global security with DTC as depositary.  The Notes represented by a global security will be exchangeable for Notes in the definitive form, known as certificated notes, only if (i) DTC or its nominee notifies the Company that it is unwilling or unable to continue as depositary for the global security or the Company becomes aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company has not appointed a successor depositary within 90 days after the Company receives such notice or becomes aware of such ineligibility or (ii) the Company, in its sole discretion, determines to discontinue use of the system of book-entry transfer and to exchange the global security for certificated debt securities.

l.

Section 403 of the Indenture does apply to the Notes.

m.

Section 1007 of the Indenture does not apply to the Notes.

n.

If a Change of Control (defined below) occurs and is accompanied by a Rating Decline (defined below, and together with a Change of Control, a "Change of Control Triggering Event"), each Holder of the Notes will have the right to require the Company to offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control Triggering Event, the Company will mail a notice (the "Change of Control Offer") to each Holder of Notes with a copy to the Trustee stating:

(1)   that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment");

(2)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

(3)   the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date the Company will, to the extent lawful:

(1)  accept for payment all Notes or portions thereof (in integral multiples of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn under the Change of Control Offer;

(2)  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite Holders of each issue of Indebtedness issued under any indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control Triggering Event or (ii) the Company will repay all outstanding Indebtedness issued under any indenture or other agreement that may be violated by a payment to the Holders of Notes under a Change of Control Offer or the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness.  The Company covenants to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control Triggering Event, it being an Event of Default under the Indenture if the Company fails to comply with such covenant within 30 days after receipt of written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the Notes:

"Change of Control" means the occurrence of any of the following: (1) Questar Corporation or any of its affiliates ceases to own, directly or indirectly, beneficially or of record or otherwise, collectively more than 50% of the aggregate voting power of the Company's voting stock (or the Company's successor by merger, consolidation or purchase of all or substantially all of the Company's assets); (2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company's and its subsidiaries' assets, taken as a whole, to any person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to Questar Corporation or any of its affiliates; (3) the first day on which the majority of the members of the Company's board of directors cease to be Continuing Directors; or (4) the adoption by the Company's stockholders of a plan or proposal for the Company's liquidation or dissolution.

"Continuing Director" means, as of any date of determination, any member of the Company's board of directors who: (a) was a member of such board of directors on the date the Notes were issued; or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

"Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "Moody's" shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company.

"Rating Agencies" means Moody's and S&P.

"Rating Date" means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) the Company's intention to effect a Change of Control.

"Rating Decline" shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), either of the Rating Agencies assigns a rating to the Notes that is lower than an investment grade rating.  An investment grade rating with respect to Moody's shall mean a rating of "Baa3" or higher and an investment grade rating with respect to S&P shall mean a rating of "BBB-" or higher.

"S&P" means Standard & Poor's Ratings Service or, if Standard & Poor's Ratings Service shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "S&P" shall mean any other national recognized rating agency, other than Moody's, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company.

o.

No Notes are to be issuable upon the exercise of warrants.

p.

The Trustee is the only trustee for the Notes; the Trustee shall also serve as the Security Registrar, Paying Agent and Authenticating Agent for the Notes unless it is necessary to also maintain such agents in New York City.

2.

Each of the undersigned has read the Indenture, including the applicable provisions of the Indenture and the definitions therein relating thereto with respect to the matters covered by this Certificate.  In the opinion of each of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all conditions precedent to the authentication and delivery of the Notes by the Trustee under the Indenture have been complied with and as to whether, to the best knowledge of each of the undersigned, no event which is, or after notice or lapse of time would become, an Event of Default with respect to any of the Notes has occurred and is continuing.  In the opinion of each of the undersigned, all such conditions precedent have been complied with and, to the best of each of the undersigned's knowledge, no such event has occurred and is continuing.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.

IN WITNESS WHEREOF, each of the undersigned has executed this Certificate as of the 4th day of April, 2008.

QUESTAR MARKET RESOURCES, INC.

By: /s/ Charles B. Stanley

Charles B. Stanley

President and Chief Executive Officer

By: /s/ B. Kurtis Watts

B. Kurtis Watts

Vice President and Controller